EXHIBIT 10.5

FORM OF CARRIEREQ, INC.

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (as it may be amended, supplemented or restated, this “Agreement”) is entered into as of _____, 20[__], by and among CarrierEQ, Inc., a Delaware corporation (the “Corporation”), Via Varejo S.A. (“Via Varejo”), those individuals and entities identified on Exhibit A hereto, and each individual or entity who from time to time enters into a counterpart to this Agreement agreeing to be bound by this Agreement (Via Varejo and each such individual or entity being referred to herein, individually, as “Stockholder” and, collectively, as “Stockholders”).

RECITAL

The Stockholders believe that it is in the best interest of the Corporation and the Stockholders to (i) grant certain rights and impose certain obligations on them with respect to the Shares; (ii) provide the Stockholders with certain information and other rights; and (iii) set forth their agreements on certain other matters.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Capitalized terms used herein shall have those meanings ascribed to them below:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  For purposes of this Agreement, Casino Group, Companhia Brasileira de Distribuição and the GPA Group and their respective Affiliates shall be considered “Affiliates” of Via Varejo.

“Agreement” has that meaning set forth in the introductory paragraph of this Agreement.

“Basic Amount” has that meaning set forth in Section 5.1.

“Block Notice” has the meaning given to such term in Section 2.3.

“Board of Directors” means the board of directors of the Corporation.

“Buyer Securities” has that meaning set forth in Section 3.3.

“Cause” for purposes of Section 6.1 means Victor Santos’ (i) willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness); (ii) willful engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, materially injurious to the Corporation or its Affiliates; (iii) embezzlement, misappropriation, or fraud, whether or not related to Mr. Santos’ employment with the Corporation; (iv) conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (v) Mr. Santos’ willful unauthorized disclosure of Confidential Information; or (vi) material breach of any of Mr. Santos’ material obligations under this Agreement or under the Stock Purchase Agreement, Services

Agreement or Convertible Note Purchase and Call Option Agreement with Via Varejo or under Mr. Santos’ employment agreement with the Corporation; provided that, for purposes of this definition, no act or failure to act on the part of Mr. Santos shall be considered “willful” unless it is done, or omitted to be done, by Mr. Santos in bad faith or without reasonable belief that his action or omission was in the best interests of the Corporation.

“Common Stock” means the shares of common stock, par value $0.00001 per share, of the Corporation.

“Competitor” means any retailer with operations in Brazil.

“Confidential Information” has the meaning set forth in Section 7.1.

“Corporation” has that meaning set forth in the introductory paragraph of this Agreement.

“Demotion” for purposes of Section 6.1 means a material, adverse change in Victor Santos’ title, authority, duties, responsibilities or reporting structure (other than temporarily while Mr. Santos is physically or mentally incapacitated or as required by applicable law).

“Drag-Along Notice” has that meaning set forth in Section 3.2.

“Drag-Along Transaction” has that meaning set forth in Section 3.1(a)(i) and (ii).

“Employee Stockholder” means any Stockholder who is or was employed by the Corporation.

“Excluded Securities” has the meaning set forth in Section 5.6.

“Initial Public Offering” means any offering of Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act.

“Notice of Acceptance” has that meaning set forth in Section 5.2.

“Offer” has that meaning set forth in Section 5.1.

“Offered Securities” has that meaning set forth in Section 5.1.

“Offeree” has that meaning set forth in Section 5.1.

“Offeror” has that meaning set forth in Section 2.3.

“Participating Seller” has that meaning set forth in Section 3.1.

“Permitted Transfer” has that meaning set forth in Section 2.2.

“Person” means any individual, partnership (general or limited), limited liability company, corporation, trust, estate, association or other entity.

“Piggyback Notice” has the meaning set forth in Section 4.9.

“Preferred Stock” means the shares of preferred stock, par value $0.00001 per share, of the Corporation, if any.

“Proposed Buyer” has that meaning set forth in Section 3.1.

“Proposed Transferee” has the meaning set forth in Section 4.1.

“Pro Rata Portion” means, with respect to the number of Shares to be sold by each Tag-along Stockholder pursuant to Article 4, the number of Shares equal to the product of (x) the total number of Shares the Proposed Transferee proposes to purchase and (y) a fraction (A) the numerator of which is equal to the number of Shares then held by such Tag-along Stockholder and (B) the denominator of which is equal to the number of Shares then held by all Stockholders (including, for the avoidance of doubt, the Tag-along Stockholder).

“Qualifying IPO” means the Corporation’s sale of its Common Stock in a firmly underwritten public offering in the United States or Brazil with a nationally recognized underwriter in the applicable jurisdiction pursuant to a registration statement on Form S-1 or any comparable successor form then in effect under the Securities Act (or similar filing under Brazilian securities laws), the public offering price of which is at least US$20,000,000.00 in the aggregate for all primary and secondary Shares offered (before deduction of underwriters’ commissions and expenses).

“Refused Securities” has that meaning set forth in Section 5.3.

“ROFR” has that meaning set forth in Section 2.3.

“ROFR Period” has that meaning set forth in Section 2.3.

“Sale Notice” has the meaning set forth in Section 4.2.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, as in effect from time to time.

“Shares” means the shares of Common Stock and Preferred Stock, and any other equity securities of the Corporation.

“Stockholders” has that meaning set forth in the introductory paragraph of this Agreement.

“Tag-along Notice” has the meaning set forth in Section 4.3.

“Tag-along Period” has the meaning set forth in Section 4.3.

“Tag-along Sale” has the meaning set forth in Section 4.1.

“Tag-along Stockholder” has the meaning set forth in Section 4.1.

“Transfer” means any direct or indirect assignment, sale, transfer, pledge, encumbrance or other disposition of any Shares, or of any interest in such Shares, whether voluntary or by operation of law.

“Transfer Shares” has that meaning set forth in Section 2.3.

“Transfer Notice” has that meaning set forth in Section 2.3.

“Transferring Party” has that meaning set forth in Section 2.3.

“Via Varejo” has the meaning set forth in the introductory paragraph of this Agreement.

ARTICLE 2
RESTRICTIONS ON TRANSFER

2.1

Generally. Subject to compliance with applicable law (including the Securities Act and other applicable federal or state securities or blue sky laws), a Stockholder may Transfer any Shares, except as restricted by this Article 2, and any Transfer of Shares other than according to the terms of this Article 2 shall be void and shall transfer no right, title or interest in or to any such Shares to the purported transferee. Moreover, no Transfers of Shares shall be valid unless and until the transferee shall have executed and delivered a counterpart of this Agreement.

2.2

Permitted Transfers. A Stockholder may, without compliance with Sections 2.3 through 2.5, Transfer (each, a “Permitted Transfer”) any or all of such Stockholder’s Shares to (a) an Affiliate of such Stockholder (it being understood and agreed that Via Varejo shall be permitted to Transfer any Shares to either Companhia Brasileira de Distribuição, GPA Group or Grupo Casino or any of their respective Affiliates), (b) any Person approved in writing by the Board of Directors, (c) in the case of a Stockholder that is a natural person, to such Stockholder’s spouse or children or to a trust established for the benefit of such Stockholder or his or her spouse or children, or (d) by will or by the laws of intestate succession; provided that (i) in each such case, the Corporation and Via Varejo receive prior written notice of such Transfer, this Agreement shall be binding upon each such transferee and, prior to the completion of such Transfer, each transferee or its legal representative shall have executed documents assuming the obligations of the transferring Stockholder under this Agreement with respect to the transferred Shares, and (ii) in the case of Section 2.2(d), Via Varejo may block such proposed Transfer if, in its reasonable judgement, the transferee is a Competitor of Via Varejo or the transferee becoming a Stockholder could reasonably be expected to result in material reputational damage to Via Varejo.

2.3

Offer for Sale; Notice of Proposed Sale.

(a)  If any Stockholder other than Via Varejo (a “Transferring Party”) desires to Transfer any of such Transferring Party’s Shares in any transaction other than in a Permitted Transfer, such Transferring Party shall first deliver written notice of such desire to do so (a “Transfer Notice”) to Via Varejo (with a copy to the Corporation). The Transfer Notice shall specify: (i) the name and address of the party to whom the Transferring Party proposes to Transfer the Shares (the “Offeror”), (ii) the number of Shares the Transferring Party proposes to Transfer (the “Transfer Shares”), (iii) the consideration per Share offered by the Offeror to the Transferring Party for the proposed Transfer of the Transfer Shares and (iv) all other material terms and conditions of the proposed transaction.

(b)  Via Varejo may block the proposed Transfer of Shares by any Transferring Party if in Via Varejo’s reasonable judgement either (A) the Offeror is a Competitor of Via Varejo or (B) the Offeror becoming a Stockholder could reasonably be expected to result in material reputational damage to Via Varejo.  Via Varejo may exercise its rights to block the proposed Transfer by delivering written notice (a “Block Notice”) to the Transferring Party (with a copy to the Corporation) within ten days of its receipt of the related Transfer Notice, specifying in reasonable detail the reasons for blocking the Transfer.  If Via Varejo does not deliver the Block Notice within such ten-day period, it shall be deemed to have waived its rights to block the Transfer.

(c)  Via Varejo shall have the right to purchase all (but not less than all) of the Transfer Shares proposed to be Transferred by any Transferring Party with respect to which a Block Notice has not been delivered by Via Varejo (the “ROFR”). The ROFR must be exercised by Via Varejo no later than 30 days after the Transfer Notice has been received by Via Varejo (the “ROFR Period”). If Via Varejo chooses to exercise the ROFR, it must deliver written notice of such election to the Transferring Party. Such notice upon delivery shall constitute a legally binding obligation of Via Varejo to acquire from the Transferring Party, and of the Transferring Party to

sell to Via Varejo, all of the Transfer Shares proposed to be Transferred. If Via Varejo timely exercises the ROFR, the closing of such purchase shall take place at the offices of the Corporation on a date selected by Via Varejo, but no later than 30 days after the expiration of the ROFR Period.  To the extent that the consideration proposed to be paid by the Offeror for the Transfer Shares consists of property other than cash or a promissory note, the consideration required to be paid by Via Varejo if it exercises the ROFR may consist of cash equal to the value of such property, as determined in good faith by agreement of the Transferring Party and Via Varejo; provided that if they are not able to determine the value of such property, the value of such property shall be determined by a panel of three appraisers whose decision shall be final and binding on the parties hereto. The Transferring Party shall choose one appraiser; Via Varejo shall choose the second appraiser; and the two so selected shall select and designate a third appraiser. The value of the property shall be equal to the average of the values determined by the three appraisers. The fees and expenses of all such appraisers shall be borne equally by the Transferring Party on one hand and by Via Varejo on the other hand.

2.4

Sale to Offeror; Closing. If Via Varejo does not exercise its right to purchase all of the Transfer Shares proposed to be Transferred within the ROFR Period, then the ROFR granted by Section 2.3 shall terminate and the Transferring Party may sell, subject to Section 2.3(b), on the terms and conditions set forth in the Transfer Notice, the Transfer Shares to the Offeror, provided that (a) the transaction contemplated by the Transfer Notice shall be consummated not later than 90 days after the expiration of the ROFT Period and (b) the Offeror agrees to be bound by the terms of this Agreement with respect to the Transfer Shares in the same capacity as the Transferring Party.

2.5

Employee Stockholder Transfer. Without Via Varejo’s prior written consent, an Employee Stockholder (i) may not Transfer any of such Employee Stockholder’s Shares, prior to October 1, 2020 and (ii) after October 1, 2020, may Transfer only up to 50% of such Employee Stockholder’s Shares, but subject to compliance with Section 2.3 and Via Varejo’s ROFR right contemplated thereunder.  Notwithstanding anything to the contrary contained herein, but subject to compliance with Section 2.3 and Via Varejo’s ROFR right contemplated thereunder, subsequent to Via Varejo’s exercise of the Secondary Call Option (as defined in the Convertible Note Purchase and Call Option Agreement) pursuant to Section 3.1 of the Convertible Note Purchase and Call Option Agreement, Victor Santos may Transfer up to 33.33% of the Shares beneficially owned by him without compliance with the provisions of this Article 2.

ARTICLE 3
DRAG-ALONG OBLIGATIONS

3.1

Generally.

(a)  Each of the Stockholders other than Via Varejo (a “Participating Seller”) hereby agrees, if requested by Via Varejo in its discretion pursuant to Section 3.2, to:

(i) sell such Participating Seller’s Shares and other securities of the Corporation in connection with the sale by Via Varejo of Shares and other securities of the Corporation held by Via Varejo (and its Affiliates), to another Person (a “Proposed Buyer”), on a pro rata basis based on the number of Shares and other securities of the Corporation held Via Varejo (and its Affiliates) and the number of Shares and other securities of the Corporation being sold by Via Varejo (and its Affiliates) in the manner and on the terms set forth in this Article 3 (it being understood and agreed that if Via Varejo (and its Affiliates) propose to sell all of the Shares and other securities held by them in the Corporation, then, Via Varejo may request each Participating Seller to sell all of such Participating Seller’s Shares and other securities of the Corporation); or

(ii) if applicable, vote all of its Shares and other securities of the Corporation in favor of any transaction pursuant to which the Corporation agrees to merge, consolidate or combine with or into, or agrees to sell all or substantially all of the assets of the Corporation to, a Proposed Buyer (any such sale or other transaction, a “Drag-Along Transaction”).

(b)  The obligations of the Stockholders pursuant to this Section 3.1 are subject to the satisfaction of the following conditions except as otherwise contemplated by Section 3.3(b):

(i)  upon the consummation of the Drag-Along Transaction, each of the Stockholders shall receive the same aggregate consideration per Share or other security of the Corporation as Via Varejo from such Drag-Along Transaction;

(ii)  if any holders of a class or series of capital stock are given an option as to the form of consideration to be received, each other holder of such class or series shall be given the same option;

(iii)  the Drag-Along Transaction must be a bona fide, arms’ length transaction;

(iv)  if Via Varejo obtains in connection with the Drag-Along Transaction any contractual rights, such as registration rights, rights of co-sale, preemptive rights, and the like, each Participating Seller shall receive substantially commensurate contractual rights in connection with such Drag-Along Transaction;

(v)  no options, warrants or similar rights to acquire equity in the Proposed Buyer (or any of its Affiliates) in the Drag-Along Transaction may be granted, issued or sold to Via Varejo or any other Stockholder unless granted, issued or sold to each Participating Seller on a pro rata basis (except for options or other equity-based compensation granted to Stockholders who are employees of the Corporation), based on the proportion of outstanding Shares or other securities of the Corporation held by each Stockholder immediately prior to the consummation of the Drag-Along Transaction; and

(vi)  no Participating Seller shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Drag-Along Transaction, and no Participating Seller shall be obliged to pay more than such Participating Seller’s pro rata share (based upon the amount of consideration received) of reasonable expenses incurred in connection with a consummated Drag-Along Transaction to the extent such costs are incurred for the benefit of all Stockholders and are not otherwise paid by the Corporation or the Proposed Buyer (costs incurred by or on behalf of a Stockholder for such Stockholder’s sole benefit will not be considered expenses of the transaction hereunder), provided that a Stockholder’s liability for such expenses shall be limited to the total purchase price or consideration received by such Stockholder in such Drag-Along Transaction for such Stockholder’s Shares or other securities of the Corporation.

3.2

Notice. A “Drag-Along Notice” shall be delivered by Via Varejo to the Participating Sellers, setting forth the principal terms of the proposed Drag-Along Transaction insofar as it relates to the Shares and other securities of the Corporation, the purchase price, the name and address of the Proposed Buyer and the other principal terms of the proposed Drag-Along Transaction.

3.3

Closing.

(a)  Subject to Section 3.1(b), the Stockholders agree that they will also take such actions and execute such documents and instruments as shall be necessary or desirable in order to consummate the Drag-Along Transaction expeditiously. If at the end of the 180th day following the date of the Drag-Along Notice the Drag-Along Transaction has not been completed other than by reason of any failure of a Participating Seller to comply with its obligations under this Article 3, the Participating Sellers shall be released from their obligations under the Drag-Along Notice, the Drag-Along Notice shall be null and void, and it shall be necessary for a separate Drag-Along Notice to be furnished and the terms and provisions of this Article 3 separately complied with, in order to consummate a Drag-Along Transaction pursuant to this Article 3.

(b)  Notwithstanding any other provision of this Agreement, in the event the consideration to be paid in exchange for Shares and other securities of the Corporation in the proposed Drag-Along Transaction includes any securities (“Buyer Securities”) and the receipt thereof by a Participating Seller which would require under applicable law (i) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such Buyer Securities or (ii) the provision to any participant in the Drag-Along Transaction of any information in addition to that which would be required under Regulation D promulgated under the Securities Act, in an offering made pursuant to Regulation D solely to “accredited investors” as defined in Regulation D, Via Varejo shall have no obligation to cause such Participating Seller to receive as to the Shares and other securities of the Corporation the same amount and kind of Buyer Securities as Via Varejo, unless Via Varejo shall have elected to cause such requirements to have been complied with to the extent necessary to permit such Participating Seller to receive such Buyer Securities. In each such case, the Participating Seller shall be entitled to receive, in lieu thereof, against surrender of the Shares and other securities of the Corporation (in accordance with Section 3.3(c)) which would have otherwise been transferred by such Participating Seller to the Proposed Buyer in the Drag-Along Transaction, an amount in cash equal to the fair market value of the Buyer Securities which such Participating Seller would otherwise have received (as determined in good faith by the Board of Directors in its sole discretion). If such requirements have been complied with to the extent necessary to permit such Participating Seller to receive such Buyer Securities, the Participating Seller shall execute such documents and instruments, and take such other actions (including, if required by Via Varejo, agreeing to be represented, without cost to the Participating Seller, during the course of such Drag-Along Transaction by a “purchaser representative” (as defined in Regulation D) in connection with evaluating the merits and risks of the prospective investment and acknowledging that he was so represented), as the Proposed Buyer or the Corporation shall reasonably request in order to permit such requirements to have been complied with; provided, however, that such actions shall not include any expenditure of funds by the Participating Seller, it being understood that payment by the Participating Seller of the fees and disbursements of any counsel the Participating Seller may elect to retain shall be deemed not to constitute a required expenditure of funds for purposes of this provision.

(c)  At the closing of any Drag-Along Transaction under this Article 3, the Participating Sellers shall deliver the Shares and other securities of the Corporation to be sold by them, duly endorsed for transfer, free and clear of any liens or other encumbrances, against delivery of the applicable purchase price.

ARTICLE 4

TAG-ALONG RIGHTS; PIGGYBACK REGISTRATION

4.1

Participation. If at any time prior to the consummation of an Initial Public Offering, Via Varejo proposes to sell Shares to a third party (the “Proposed Transferee”) and Via Varejo cannot or has not elected to exercise its drag-along rights set forth in Article 3, each other Stockholder (each, a “Tag-

along Stockholder”) shall be permitted to participate in such sale (a “Tag-along Sale”) on the terms and conditions set forth in this Article 4.

4.2

Sale Notice. Prior to the consummation of the sale described in clause (a) above, Via Varejo shall deliver to each other Stockholder (with a copy to the Corporation) a written notice (a “Sale Notice”) of the proposed sale subject to this Article 4 no more than 10 days after the execution and delivery by all the parties thereto of the definitive agreement entered into with respect to the Tag-along Sale. The Tag-along Notice shall make reference to the Tag-along Stockholders’ rights hereunder and shall describe in reasonable detail:

(a)  the number of Shares to be sold by Via Varejo;

(b)  the name of the Proposed Transferee;

(c)  the per share purchase price and the other material terms and conditions of the sale, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof;

(d)  the proposed date, time and location of the closing of the sale; and

(e)  a copy of any form of agreement proposed to be executed in connection therewith.

4.3

Shares to be Sold.

(a)  Each Tag-along Stockholder shall exercise its right to participate in a sale subject to this Article 4 by delivering to Via Varejo a written notice (a “Tag-along Notice”) stating such Tag-along Stockholder’s election to do so and specifying the number of Shares to be sold by it no later than five days after receipt of the Sale Notice (the “Tag-along Period”). The offer of each Tag-along Stockholder set forth in a Tag-along Notice shall be irrevocable, and, to the extent such offer is accepted, such Tag-along Stockholder shall be bound and obligated to sell in the proposed sale on the terms and conditions set forth in this Article 4. Each Tag-along Stockholder shall have the right to sell in a sale subject to this Article 4 the number of Shares equal to the product obtained by multiplying (x) the number of Shares held by the Tag-along Stockholder by (y) a fraction (A) the numerator of which is equal to the number of Shares Via Varejo proposes to sell or transfer to the Proposed Transferee and (B) denominator of which is equal to the aggregate number of Shares then owned by Via Varejo.

(b)  Via Varejo shall use its commercially reasonable efforts to include in the proposed sale to the Proposed Transferee all of the Shares that the Tag-along Stockholders have requested to have included pursuant to the applicable Tag-along Notices, it being understood that the Proposed Transferee shall not be required to purchase Shares in excess of the number set forth in the Sale Notice. If the Proposed Transferee elects to purchase less than all of the Shares sought to be sold by the Tag-along Stockholders, the number of shares to be sold to the Proposed Transferee by Via Varejo and each Tag-along Stockholder shall be reduced so that each such Stockholder is entitled to sell its Pro Rata Portion of the number of Shares the Proposed Transferee elects to purchase (which in no event may be less than the number of Shares set forth in the Sale Notice).

(c)  Each Tag-along Stockholder who does not deliver a Tag-along Notice in compliance with clause (i) above shall be deemed to have waived all of such Tag-along Stockholder’s rights to participate in such sale, and Via Varejo shall (subject to the rights of any participating Tag-along Stockholder) thereafter be free to sell to the Proposed Transferee its Shares at a per share price that is no greater than the per share price set forth in the Sale Notice and on other same terms and conditions which are not materially more favorable to Via Varejo than those set forth in the Sale Notice, without any further obligation to the non-accepting Tag-along Stockholders.

4.4

Consideration. Each Stockholder participating in a sale pursuant to this Article 4 shall receive the same amount of consideration per Share as Via Varejo.

4.5

Conditions of Sale. Each Tag-along Stockholder shall make or provide the same representations, warranties, covenants, indemnities and agreements as Via Varejo makes or provides in connection with the Tag-along Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to Via Varejo, the Tag-along Stockholder shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, however, that all representations, warranties, covenants and indemnities shall be made by Via Varejo and each other Tag-along Stockholder severally and not jointly and any indemnification obligation in respect of breaches of representations and warranties that do not relate to such Tag-along Stockholder shall be in an amount not to exceed the aggregate proceeds received by such Tag-along Stockholder in connection with any sale consummated pursuant to this Article 4.

4.6

Cooperation. Each Tag-along Stockholder shall take all actions as may be reasonably necessary to consummate the Tag-along Sale, including entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by Via Varejo.

4.7

Deadline for Completion of Sale. Via Varejo shall have 180 days following the expiration of the Tag-along Period in which to sell the Shares described in the Sale Notice, on terms not more favorable to Via Varejo than those set forth in the Sale Notice.  If at the end of such period Via Varejo has not completed such sale, Via Varejo may not then conclude a sale of Shares subject to this Article 4 without again fully complying with the provisions of this Article 4.

4.8

Sales in Violation of the Tag-along Right. If Via Varejo sells or otherwise transfers to the Proposed Transferee any of its Shares in breach of this Article 4, then each Tag-along Stockholder shall have the right to sell to Via Varejo, and Via Varejo undertakes to purchase from each Tag-along Stockholder, the number of Shares that such Tag-along Stockholder would have had the right to sell to the Proposed Transferee pursuant to this Article 4, for a per share amount and form of consideration and upon the term and conditions on which the Proposed Transferee bought such Shares from Via Varejo, but without indemnity being granted by any Tag-along Stockholder to Via Varejo; provided, however, that nothing contained in this Section 4.8 shall preclude any Stockholder from seeking alternative remedies against Via Varejo as a result of its breach of this Article 4.  Via Varejo shall also reimburse each Tag-along Stockholder for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Tag-along Stockholder’s rights under this Section 4.8.

4.9

Piggy Back Registration.  If the Corporation proposes to register the offer and sale of any of its or its subsidiary’s common equity securities under the Securities Act (whether for its own account or for the account of one or more Stockholders), the Corporation shall give written notice no later than 30 days prior to filing the applicable registration statement to all Stockholders of the Corporation’s intent to effect such a registration (the “Piggyback Notice”), and the Corporation shall include in such registration all Shares with respect to which the Corporation has received written requests for inclusion from Stockholders within 15 days after delivery of the Piggyback Notice.

ARTICLE 5

PREEMPTIVE RIGHTS

5.1

Generally.  Subject to Section 5.6 below and applicable securities laws, the Corporation shall not issue or sell or agree to issue or sell, or reserve or set aside for issuance or sale (i) any Common Stock or Preferred Stock, (ii) any other equity securities of the Corporation, whether or not currently authorized, (iii) any option, warrant or other right to subscribe for, purchase or otherwise acquire any equity securities of the Corporation, or (iv) any securities of any kind whatsoever that are, or may become, convertible into equity securities of the Corporation (collectively, unless excluded by Section 5.6 below, the “Offered Securities”), unless in each such case the Corporation shall have first complied with this Agreement.  The Corporation shall deliver to each Stockholder a written notice of any proposed or intended issuance or sale of Offered Securities (the “Offer”), which Offer shall (i) declare the Corporation’s bona fide intent to offer the Offered Securities; (ii) identify and describe the Offered Securities, (iii) describe the price and other terms upon which they are to be offered, issued or sold, and the number or amount of the Offered Securities to be offered, issued or sold, (iii) identify the Persons to which or with which the Offered Securities are to be offered, issued or sold (the “Offerees”), and (iv) offer to issue and sell to each Stockholder such portion of the Offered Securities as the aggregate number of shares of capital stock of the Corporation held by such Stockholder on an as-converted basis bears to the total number of shares of capital stock of the Corporation that would be outstanding on a fully diluted basis (assuming the exercise of all outstanding options and warrants to purchase shares of Common Stock and Preferred Stock and assuming the conversion of all outstanding shares of Preferred Stock) (the “Basic Amount”). Each Stockholder shall have the right, for a period of thirty (30) days following delivery of the Offer, to purchase or acquire, at the price and upon the other terms specified in the Offer, the number of Offered Securities described above.  The Offer by its term shall remain open and irrevocable for such 30-day period.

5.2

Acceptance.  To accept an Offer, in whole or in part, a Stockholder must deliver a written notice (the “Notice of Acceptance”) to the Corporation prior to the end of the 30-day period of the Offer, setting forth with respect to such Stockholder, the portion of such Stockholder’s Basic Amount that the Stockholder elects to purchase.  A Stockholder may designate, at any time prior to actual purchase, any Affiliate of such Stockholder as the Person entitled to purchase all or a portion of such Stockholder’s Basic Amount, provided that (i) such designee agrees to be bound by the terms of this Agreement in the same capacity as the Stockholder hereunder and (ii) the purchase of such Offered Securities by such designee does not violate the registration requirements of or require registration under the Securities Act or any applicable state securities laws.  If the Basic Amounts subscribed for by all Stockholders are less than the total Offered Securities, then any Stockholder be entitled to purchase, in addition to the Basic Amount it has subscribed for, a pro rata portion of the undersubscribed amount based on the number of Shares held by such Stockholder on an as-converted basis.

5.3

Sale by Corporation.  In the event that Notices of Acceptance are not given by the Stockholders in respect of all the Offered Securities, the Corporation shall have up to 120 days from the expiration of the period set forth in Section 5.1 above to issue or sell all or any part of such Offered Securities as to which Notices of Acceptance have not been given by the Stockholders (the “Refused Securities”), but only to one or more of the Offerees and only upon terms and conditions (including unit prices and interest rates) which are not more favorable, in the aggregate, to the acquiring Person(s) or less favorable to the Corporation than those set forth in the Offer.

5.4

Purchase of Shares.  Upon the closing of the issuance or sale of all or less than all of the Refused Securities, or if there are no Refused Securities, on a date mutually agreeable to the Corporation and the Stockholders who have delivered Notices of Acceptances with respect to at least a majority of the Offered Securities pursuant to Section 5.2 above, the Stockholders shall acquire from the Corporation, and the Corporation shall sell or issue to the Stockholders, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 5.2 above to the extent applicable, upon the terms and conditions specified in the Offer.  The purchase by the Stockholders of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Corporation and each Stockholder of a purchase or subscription agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Offerees and Stockholders who will purchase at least a majority of such Offered Securities.

5.5

Shares Not Sold.  Any Offered Securities not acquired in accordance with Sections 5.2, 5.3 and 5.4 above may not be issued or sold until they are again offered to the Stockholders in accordance with Section 5.1 above.

5.6

Exclusions from Preemptive Right.  The rights of the Stockholders under Sections 5.1 through 5.5, inclusive, shall not apply to the following securities, and such securities (“Excluded Securities”) shall not be deemed “Offered Securities”:

(a)  securities issuable upon conversion of Preferred Stock or issued as a dividend or distribution on Preferred Stock;

(b)  Common Stock issued as a stock dividend to holders of Common Stock or upon any subdivision or stock split of shares of Common Stock;

(c)  the issuance of shares of Common Stock, or options exercisable therefor, issued or issuable to current or former employees, officers or directors of, or consultants or advisers to, the Corporation pursuant to a stock purchase or stock option plans or similar arrangements approved by the Board of Directors;

(d)  securities issued or issuable in connection with a bona fide non-equity financing transaction (e.g., equipment leasing and bank financing arrangements) that is approved by the Board of Directors;

(e)  securities issued or issuable solely in consideration for the acquisition (whether by merger or otherwise) by the Corporation (or its subsidiaries) of all or substantially all of the stock or assets of any other Person in a transaction that is approved by the Board of Directors;

(f)  securities issued in a Qualifying IPO;

(g)  any merger, consolidation or other business combination involving the Corporation (or any of its subsidiaries); or

(h)  securities issued or sold by the Corporation as to which holders of a majority of the then-outstanding Shares has elected to designate as Excluded Securities.

ARTICLE 6

MANAGEMENT CHANGE

6.1

Management Change.  If within 24 months from the date of this Agreement, Victor Santos is terminated without Cause as Chief Executive Officer of the Corporation or undergoes a Demotion, each Stockholder (other than Via Varejo) may elect to sell such Stockholder’s Shares pursuant to this Article 6, but subject to compliance with Section 2.3 and Via Varejo’s ROFR right contemplated thereunder.

ARTICLE 7

STOCKHOLDER COVENANTS

7.1

Confidential Information. Each Stockholder acknowledges that the Corporation has acquired or developed certain proprietary information at considerable expense and that any unauthorized disclosure or use of this information would adversely affect the successful conduct of the Corporation’s business. Accordingly, each Stockholder shall not communicate, divulge or use for its own benefit or that of any other Person, other than the Corporation or an Affiliate thereof, any inventions, discoveries, ideas, improvements, processes, equipment, formulae, techniques and computer software, regardless of whether patentable, or other business secrets, manuals of instructions, marketing plans or strategies, reports, business plans, product plans, or any other confidential or proprietary information or trade secrets of the Corporation or an Affiliate thereof, of any type or description, whether written or not (collectively, “Confidential Information”); provided, however, the provisions of this Section 7.1 shall not apply to any Confidential Information which is in the public domain for a reason other than the negligence, omission or willful misconduct of the Stockholder or disclosures which are required by law or by a court of competent jurisdiction.

GOVERNANCE

7.2

Applicability. Each Stockholder agrees to hold all Shares registered in their respective names or beneficially owned by them as of the date hereof and any and all other securities of the Corporation legally or beneficially acquired by each of them after the date hereof subject to, and to vote the Shares in accordance with, the provisions of this Article 8.

7.3

Size of the Board of Directors. Each Stockholder agrees to vote, or cause to be voted, or act by written consent with respect to, all Shares, in such manner as may be necessary to (i) establish and maintain the size of the Board of Directors at no less than five (5) directors and (ii) amend the bylaws, certificate of incorporation of the Corporation and take any such further action that may be necessary such that each director shall have one (1) vote on all matters that are subject to approval by the Board of Directors and that all such matters shall be determined by the affirmative vote of a majority of the directors.

7.4

Election of Directors. On all matters relating to the election and removal of directors of the Corporation, the Stockholders agree to vote or act by written consent with respect to all Shares to ensure that for so long as Via Varejo holds Shares representing at least 50% plus one Share of the total capital stock of the Corporation, directors designated by Via Varejo shall constitute a majority of the directors (i.e., three out of five). The Stockholders agree to vote or act by written consent with respect to all Shares so as to (i) elect Victor Santos as a director so long as he is the Chief Executive Officer of the Corporation and (ii) appoint an independent director. A director may be removed at any time as a director on the Board of Directors (with or without cause) upon, and only upon, the written request of the Stockholder(s) entitled to appoint such director. Each other Stockholder shall vote all Shares owned by such Stockholder or over which such Stockholder has voting control, and shall take all other necessary or desirable actions within his, her or its control, and the Corporation shall take all necessary or desirable actions within its control, to remove or replace from the Board of Directors such director upon, and only upon, such written request. In the event that a vacancy is created on the Board of Directors at any time due to the death, disability, retirement, resignation or removal of a director, then the Stockholder(s) entitled to appoint such director shall have the right to designate an individual to fill such vacancy and the Corporation and each other Stockholder hereby agree to take such actions as may be necessary or desirable within his, her or its control (including by voting all Shares owned by such Stockholder or over which such Stockholder has voting control) to ensure the election or appointment of such designee to fill such vacancy on the Board of Directors.

7.5

No Liability for Election of Recommended Director. None of the parties hereto and no officer, director, stockholder, partner, employee or agent of any party makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board of Directors by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

7.6

Major Decisions. In addition to any vote or consent of the Board of Directors or the Stockholders of the Corporation required by the Delaware General Corporation Law, the following actions shall require the vote (at a meeting or by written consent in lieu of a meeting) of the majority of the holders of Shares not held by Via Varejo (the “Minority Holders”), but only for so long as the Shares held by the Minority Holders represent at least 15% of the outstanding shares of capital stock of the

Corporation on a Fully Diluted Basis (as defined in the Convertible Note Purchase and Call Option Agreement):

(a)  amend, modify or waive any provision in the Corporation’s Certificate of Incorporation or bylaws if such amendment, modification or waiver would reasonably be expected to materially and adversely affect the rights of any Stockholder other than Via Varejo;

(b)  enter into or effect any transaction or series of related transactions involving the sale, lease, license, exchange or other disposition of all or substantially all of the assets of the Corporation;

(c)  enter into or amend, waive or modify any material provision of any transaction, contract or agreement between the Corporation on the one hand and Via Varejo or any of its Affiliates or related party on the other hand, unless any such transaction, contract or agreement shall be on an arms’ length basis and shall involve economic terms no less favorable to the Corporation than those that could be obtained from an unaffiliated third party on an arms’ length basis;

(d)  effect a merger, business combination or recapitalization of the Corporation, resulting in a material change in the ownership by the Stockholders of the Shares;

(e)  dissolve, wind-up or liquidate the Corporation or initiate a bankruptcy proceeding involving the Corporation;

provided, however, that, after Via Varejo has solicited in writing the vote of the Minority Holders pursuant to this Section 7.6, in respect of any of the actions set forth in this Section 7.6, the Minority Holders shall be deemed to have voted in favor of any such actions if they shall have failed to vote thereon (at a meeting of such holders or by written consent in lieu of a meeting) within thirty (30) days following such written request from Via Varejo.

ARTICLE 8
GENERAL PROVISIONS

8.1

Legends.

(a)  The following legends shall appear on any certificate for Shares issued by the Corporation to the Stockholders:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS (A) PURSUANT TO RULE 144 OR RULE 144A UNDER THE ACT OR (B) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SHARES OR (C) THE CORPORATION RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF SUCH SHARES, OR OTHER EVIDENCE SATISFACTORY TO THE CORPORATION, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT, PLEDGE OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDERS AGREEMENT AMONG THE CORPORATION AND ITS STOCKHOLDERS, AS THE SAME MAY BE AMENDED FROM TIME TO TIME. ANY PURCHASER, ASSIGNEE, TRANSFEREE, PLEDGEE OR OTHER SUCCESSOR TO ANY HOLDER HEREOF IS BOUND BY THE TERMS OF SUCH

AGREEMENT, A COPY OF WHICH WILL BE MAILED, WITHOUT CHARGE, WITHIN FIVE DAYS AFTER RECEIPT OF A WRITTEN REQUEST THEREFOR DIRECTED TO THE SECRETARY OF THE CORPORATION.

(b)  A legend substantially as set forth below shall appear on the back of any certificate for Shares issued to any Person not a party to this Agreement:

THE CORPORATION AND CERTAIN OF ITS STOCKHOLDERS HAVE ENTERED INTO A STOCKHOLDERS AGREEMENT THE TERMS OF WHICH MAY AFFECT THE RIGHTS OF STOCKHOLDERS NOT A PARTY THERETO. THE CORPORATION WILL MAIL A COPY OF SUCH STOCKHOLDERS AGREEMENT TO ANY REGISTERED HOLDER OF ANY OF ITS CAPITAL STOCK, WITHOUT CHARGE, WITHIN FIVE DAYS AFTER A WRITTEN REQUEST THEREFOR IS RECEIVED BY THE SECRETARY OF THE CORPORATION.

8.2

Amendment; Termination; Waiver. Except as otherwise provided specifically in this Agreement, this Agreement may be amended or terminated only by a writing which refers to this Agreement and which is executed by (a) the Corporation and (b) the holders of at least 81% of the outstanding shares of Common Stock, provided, that, an amendment modifying the rights or obligations under this Agreement of any Stockholder or group of Stockholders in a manner that materially and adversely affects such rights or obligations relative to the rights or obligations under this Agreement of the other Stockholders, shall be effective only with the consent of Stockholder(s) holding at least a majority of the block of Shares held by the Stockholder(s) so materially and adversely affected. Any amendment effected in accordance with this Section shall be binding upon each holder of Shares at the time outstanding, each future holder of all such Shares and the Corporation. This Agreement shall terminate and be of no further force or effect upon the earliest of: (i) an Initial Public Offering by the Corporation or (ii) the registration of the Common Stock under the Securities Exchange Act of 1934.  No waiver by any party hereto of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

8.3

Effect of Agreement; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Corporation and shall be binding upon and inure to the benefit of the other parties hereto and any Person who acquires Shares in accordance with the terms of this Agreement (including pursuant to the provisions of Articles 2 and 3 of this Agreement) and their respective permitted successors and permitted assigns. No party to this Agreement may assign this Agreement or assign any of its rights or delegate any of its duties under this Agreement except (i) in connection with a Transfer of its Shares which complies in all respects with the terms of this Agreement or (ii) with the prior written consent of the other parties hereto, and any purported assignment not in compliance with the provisions hereof shall be null and void; provided that Via Varejo may assign this Agreement or any of its rights or obligations hereunder to any of its Affiliates (if such Affiliate assumes the applicable obligations hereunder) but no such assignment shall relieve Via Varejo of its obligations hereunder.

8.4

No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, permitted successors and permitted assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.5

Expenses. Except as may otherwise be expressly provided for herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

8.6

Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Corporation and each Stockholder hereby agrees, at the request of the Corporation or any other Stockholder, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give full effect to the transactions contemplated hereby.

8.7

Governing Law; Venue. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). This Agreement may be translated into Portuguese or other languages for convenience; provided, however, the English language version of this Agreement shall be sole definitive and binding version of this Agreement.  The state or federal courts located within the Southern District of New York shall have exclusive jurisdiction over any and all disputes between or among the parties hereto, whether in contract, tort, equity, Law or otherwise, arising out of or relating to this Agreement.  Each of the parties hereby consents to and agrees to submit to the exclusive jurisdiction of such courts.  To the fullest extent permitted by applicable law, each of the parties hereby waives and agrees not to assert in any such dispute, any claim that (a) such party and such party’s properties or assets are immune from any legal process issued by such courts, (b) such party is not personally subject to the jurisdiction of such courts, or (c) any litigation or other proceeding commenced in any such courts is brought in an inconvenient forum.

8.8

Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute the same Agreement. Any signature page delivered by facsimile or electronic mail shall be binding to the same extent as an original signature.

8.9

Notices. All notices, elections and other communications pursuant to this Agreement shall be made in writing and sent to (a) the Corporation at its principal business address or (b) to any Stockholder at the address as shown on the books and records of the Corporation with such address subject to change upon ten days written notice to the Corporation from such Stockholder, and shall be deemed to be received the second business day following deposit with an overnight mail or courier service, the date of receipt of electronic confirmation of receipt of an electronic or facsimile message or one week after being sent by regular or certified mail, postage prepaid.

8.10

Entire Agreement. This Agreement embodies the entire agreement of the parties hereto in relation to its subject matter and supersedes all prior agreements and negotiations with respect to such subject matter. The provisions of this Agreement shall apply to any and all shares of capital stock of the Corporation or any successor or assignee of the Corporation (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution for the Shares, by reason of any share dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation, or otherwise in such a manner as to reflect the intent and meaning of the provisions hereof.

8.11

Severability. Each Section, Article and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. If any provision of this Agreement shall finally be determined to be unlawful, all of such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted a provision of similar import reflecting the original intent of the parties hereto to the extent permissible under law.

8.12

Construction. The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof. Unless otherwise specifically indicated, references in is Agreement to Articles, Sections, paragraphs and clauses refer to the Articles, Sections, paragraphs and clauses of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

8.13

Specific Enforcement. The parties hereto agree that a remedy at law would not be adequate if a breach of any provisions of this Agreement shall have occurred and be continuing. Unless such breach shall have been waived, the Corporation or the Stockholders not in default may proceed to enforce their rights under this Agreement by a suit in equity or an action at law, including a suit for specific performance or injunctive relief. It is agreed that if the Corporation or one or more Stockholders not in default prevail in such an action, the Corporation or such prevailing Stockholders shall be entitled to receive from the Stockholder who has committed such breach, all reasonable fees, costs and expenses incurred by them, including reasonable fees and expenses of counsel.

8.14

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute the same Agreement.

8.15

Legal Counsel. Each Stockholder understands, acknowledges, and agrees that in drafting this Agreement, Frost Brown Todd LLC and Skadden, Arps, Slate, Meagher & Flom LLP represented only the Corporation and no other party. Each Stockholder has been advised to retain such Stockholder’s own independent legal counsel to review this Agreement and in connection with the transactions contemplated hereby. In the event a Stockholder determines not to retain counsel with respect to this Agreement or the transactions contemplated thereby, such Stockholder acknowledges that the Stockholder does so freely and after having been apprised of its right to obtain its own counsel.

[Signature page follows.]

IN WITNESS WHEREOF, the parties to this Agreement, individually or by their duly authorized representatives and officers have duly executed this Agreement as of the date and year first above written.

“Corporation”

CarrierEQ, Inc.
a Delaware corporation

By:
Victor Santos, Chief Executive Officer

“Via Varejo”

Via Varejo SA
a Brazilian corporation

By:
[ ], [ ]

EXHIBIT A

Stockholders